EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-147190, and 333-179513 on Form S-8 of our report dated August 28, 2014, relating to the consolidated financial statements of Standex International Corporation, appearing in this Annual Report on Form 10-K of Standex International Corporation for the year ended June 30, 2015.

/s/ Deloitte & Touche LLP

August 27, 2015

Boston, Massachusetts